NEWS FOR IMMEDIATE RELEASE: NOVEMBER 7, 2007

MESA LABS REPORTS HIGHER QUARTERLY SALES AND EARNINGS

LAKEWOOD, CO - Mesa Laboratories, Inc. (NASDAQ:MLAB) today reported significantly higher sales and earnings for both its fiscal second quarter and six months ended September 30, 2007.

Highlights:
•	Second quarter revenue increases 16%
•	Second quarter net income increases 40%
•	Second quarter diluted EPS increases 39%

For the second quarter of fiscal 2008, net sales increased 16 percent to $4,868,000 from $4,186,000 in the same quarter last year. Net income for the quarter increased 40 percent to $1,279,000 or $.39 per diluted share compared to $912,000 or $.28 per diluted share one year ago.

For the first six months of fiscal 2008, net sales increased 16 percent to $9,154,000 from $7,860,000 in the same period last year. Net income for the first six months increased 35 percent to $2,294,000 or $.70 per diluted share compared to $1,702,000 or $.53 per share one year ago.

"Mesa's financial performance in the second quarter of fiscal 2008 was exceptional", said John J. Sullivan, President and Chief Operating Officer. "The revenue growth of 16 percent over this quarter last year was significant in that it was purely organic growth, unlike the last five quarters in which incremental revenue from the Raven Labs acquisition contributed to top line increases. All of Mesa's primary product lines, Medical, Raven, and DataTrace grew significantly this quarter. By continuing to practice tight expense control and with gross margins remaining around 68 percent, much of the increased revenue dropped to the bottom line, resulting in our 40 percent net income growth. This is the 9th consecutive quarter of year-over-year net income increases, and during this period our average quarterly net income has nearly doubled," continued Sullivan. "We have good momentum in our businesses today and, with a significant new product introduction in DataTrace expected in the months ahead, I look forward to the second half of the fiscal year."

During the second quarter and first six months of fiscal 2008, sales of the Company's medical products and services increased 18 percent and 14 percent, respectively, compared to the prior year periods. The increase was due chiefly to higher sales of the Company's dialysate meters and standard solution products. For the second quarter of fiscal 2008, net sales increased 16 percent to $4,868,000 from $4,186,000 in the same quarter last year. Net income for the quarter increased 40 percent to $1,279,000 or $.39 per diluted share compared to $912,000 or $.28 per diluted share one year ago.

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During the second quarter and first six months of fiscal 2008, sales of DataTrace data logger products increased compared to the prior year. For the quarter, DataTrace sales increased 19 percent compared to the same period last year, while sales increased four percent for the six month period compared to the same period last year. The increase in DataTrace sales during the quarter reflects higher shipments of both new products and service, while the increase for the six month period is attributable chiefly to higher service revenues.

Second quarter sales of Raven biological indicator products increased 26 percent compared to the prior year period. The Raven biological indicator products were acquired on May 4, 2006. For this reason, sales of the company's Raven biological indicator products benefited from an extra five weeks of sales for the current six month period when compared to the prior year period and were up 44 percent.

Profitability for the second quarter and six month periods of fiscal 2008 were up compared to the prior fiscal year due chiefly to the increase in revenues and a gain in our gross margin percentage. For the quarter, net income increased 40 percent and exceeded sales growth which was 16 percent for the quarter. For the first six month period, net income increased 35 percent and exceeded sales growth which was also 16 percent for the period. Net income also benefited from a slightly lower tax rate due to the impact of the Raven acquisition on our overall tax rate.

On October 1, 2007, the Company announced that Mr. Glenn Adriance had accepted the position of Vice President of Sales and Marketing. The addition of Mr. Adriance allows Mr. Sullivan, President and COO, to concentrate his efforts on the broader management, strategy and development of the Company, including its product development and acquisition efforts. The addition of Mr. Adriance is also expected to strengthen the Company's abilities in sales and sales management as it continues to shift to a direct sales model in the domestic market and expands its international distribution network.

During the second half of October 2007, we began documentation of our compliance with Section 404 of the Sarbanes-Oxley Act. We are using an outside consulting firm to assist us with this work and expect to incur additional expenses for this portion of the project of at least $100,000 between now and the end of the fiscal year.

During the first six months of fiscal 2008, the Company repurchased 24,300 shares of our common stock under a previously announced buyback plan for approximately $535,000. In addition, the Company has recently committed approximately $500,000 for automation of certain manufacturing processes for its Raven line of biological indicators.

Mesa Laboratories develops, acquires, manufactures and markets electronic instruments and disposables for industrial, pharmaceutical and medical applications.

This news release contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form-10KSB for the year ended March 31, 2007 as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the Commission.

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FINANCIAL SUMMARY

STATEMENT OF EARNINGS (Unaudited)
	Quarter Ended September 30		Six Months Ended September 30
	2007	2006	2007	2006
Net Sales	$4,868,000	$4,186,000	$9,154,000	$7,860,000
Cost of Goods	1,583,000	1,506,000	2,968,000	2,793,000
Gross Profit	3,285,000	2,680,000	6,186,000	5,067,000
Operating Expense	1,363,000	1,281,000	2,750,000	2,473,000
Operating Income	1,922,000	1,399,000	3,436,000	2,594,000
Other (Income) & Expense	(49,000)	(29,000)	(96,000)	(69,000)
Earnings Before Taxes	1,971,000	1,428,000	3,532,000	2,663,000
Income Taxes	692,000	516,000	1,238,000	961,000
Net Income	$1,279,000	$912,000	$2,294,000	$1,702,000

Earnings Per Share (Basic)	$.40	$.29	$.72	$.54
Earnings Per Share (Diluted)	$.39	$.28	$.70	$.53

Average Shares (Basic)	3,169,000	3,174,000	3,170,000	3,154,000
Average Shares (Diluted)	3,288,000	3,260,000	3,289,000	3,229,000

BALANCE SHEETS	(Unaudited)
	Sept. 30	March 31
	2007	2007
Cash and Short-term
Investments	$4,722,000	$3,346,000
Other Current Assets	7,364,000	7,496,000
Total Current Assets	12,086,000	10,842,000
Property and Equipment	3,484,000	3,521,000
Other Assets	7,740,000	7,991,000

Total Assets	$23,310,000	$22,354,000

Liabilities	$1,126,000	$1,631,000
Stockholders’ Equity	22,184,000	20,723,000

Total Liabilities and Equity	$23,310,000	$22,354,000

CONTACTS:

Luke R. Schmieder; CEO- Chairman of the Board of Directors
John J. Sullivan, President-COO
Steven W. Peterson; VP Finance-CFO
Mesa Laboratories, Inc.
303.987.8000

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